Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-106389, No. 333-127089 and No. 333-127090 on Form S-8 and No. 333-119646, No. 333-125051, and No. 333-126460 on Form S-3 of Calypte Biomedical Corporation of our report dated March 30, 2007, relating to the consolidated financial statements of Calypte Biomedical Corporation (which report expresses an unqualified opinion and includes a matter of emphasis paragraph relating to the Company’s ability to continue as a going concern) included in this Annual Report on Form 10-KSB for the year ended December 31, 2006.

/s/  Odenberg, Ullakko, Muranishi & Co. LLP

San Francisco, California
March 30, 2007